NEWS RELEASE

FOR IMMEDIATE RELEASE                                                      Contact: Anita M. Robinson
April 27, 2010                                                                                                  President and Chief Executive Officer
          (805) 782-5000

Mission Community Bancorp Announces
$10 Million Capital Investment

James Lokey Joins Board of Directors

Mission Community Bancorp (OTCBB: MISS), San Luis Obispo, California, parent of Mission Community Bank, is pleased to announce the first closing under an agreement with the Carpenter Community BancFund organization in which the Fund invested $10 million in the Company in a private placement.  The agreement provides for further investment by the Fund of up to an additional $5.2 million.  The Company will subsequently conduct a rights offering open to other holders of the Company’s common stock.

“The consummation of this first closing under the agreement with the Fund provides the Company with additional capital resources necessary to support the capital position of Mission Community Bank during the current period of significant economic uncertainty,” said Anita Robinson, the Company’s President and Chief Executive Officer.  “We continue to find significant value in the investment and strategic counsel that the Company and the Bank glean from the relationship with the Fund.”

In addition to the capital enhancement, the stock purchase agreement between the Bank and the Fund, provides for the addition of three Fund board members.  With this closing, the Bank is pleased to announce the appointment of James Lokey as a Fund nominated director.  Mr. Lokey is formerly President of Mid-State Bank and a leading banker in the Central Coastal region of California.  Upon regulatory approval, he will assume the role of Bancorp Board Executive Chairman and Bank Board Chairman and will work with Bank CEO Anita Robinson to lead the Bank in a significant expansion of the Bank’s presence in the Central Coastal region, supported by capital from the Fund.  “I am so pleased to have the opportunity to collaborate with Mr. Lokey to help move the Bank forward.  Jim is a longtime friend and a respected peer,” said CEO Robinson.

Mr. Lokey indicated that, “my collaboration with the Fund and the existing support the Fund has provided to Mission Community Bank creates a banking platform from which we can work together to build a significant banking franchise in Central California.  I look forward to the leadership I can provide in this effort and the opportunity to collaborate with the Bank’s current executive management and board in meeting our objectives.”

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April 27, 2010
Mission Community Bancorp Announces $10 Million Capital Investment

Howard Gould, Vice Chairman of the Fund said, “The capital made available through this first closing positions the Bank to move forward in the current environment.  We are looking forward to continuing our work with the Mission Community team on moving the Bank forward and putting the capital to work building an exemplary banking franchise in Central California.  We know that we have the management team to achieve this goal.”

At the first closing the Fund purchased 2,000,000 shares of common stock, each paired with a warrant (each pair a “Unit”) for a purchase price of $10,000,000.  Under the terms of the Securities Purchase Agreement entered into by the parties, the Fund has the right to purchase up to an additional 1,040,000 shares of common stock, each of which is paired with a warrant for an aggregate purchase price of up to $5,200,000.  Each warrant represents the right to purchase a share of common stock for $5.00, subject to adjustment.

The Company will commence a rights offering in the second quarter of 2010 to all holders of the Company’s common stock on the same financial terms as those offered to the Fund.

Mr. Lokey brings three decades of bank executive management expertise to bear in his affiliation with Mission Community Bank and the Fund.  He demonstrated his expertise in building Mid-State Bank to become the leading bank in the Central Coast and will look to building Mission in similar manner.  “I am excited by the potential that exists to establish the strongest community bank in the Central Coast,” said Lokey.

The Transaction

The Carpenter Community BancFund organization has agreed to invest up to $15.2 million in two separate closings.  At the first closing, the Fund will purchase 2,000,000 Units for an aggregate purchase price of $10 million.  The first closing will take place following the receipt of all required regulatory approvals and the fulfillment of other conditions precedent to closing set forth in the Securities Purchase Agreement.  Up to an additional 1,040,000 Units may be purchased by the Fund for an aggregate additional purchase price of $5.2 million, subject to receipt of all required regulatory approvals, and the fulfillment of other conditions precedent to closing set forth in the Securities Purchase Agreement.

In addition, the Company has granted the Fund “piggyback registration” rights on customary terms and conditions.  The Company has also granted the Fund demand registration rights.

About Mission Community Bancorp

Mission Community Bancorp, a bank holding company, operates Mission Community Bank with offices in Downtown San Luis Obispo, Paso Robles, Santa Maria and Arroyo Grande, and a Business Banking Center located in the new headquarters office on South Higuera Street in San Luis Obispo.  As a full service bank, Mission Community Bank provides loan and deposit products in San Luis Obispo and northern Santa Barbara Counties.  A Department of the Treasury Certified Community Development Financial Institution, the bank has been the recipient of several grants and awards for its success in small business lending and community development banking services.

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April 27, 2010
Mission Community Bancorp Announces $10 Million Capital Investment

About Carpenter Community BancFund

The Carpenter Community BancFund was formed by the principals of Carpenter & Company, the Irvine-based investment banking and consulting firm that specializes in bank development.  The Fund plans to support new and growing community banks in California and elsewhere.

For More Information

For more information, please contact Anita Robinson at (805) 782-5000.

Forward-Looking Statements Disclosure

This news release contains forward-looking statements related to, among other things, business growth and capital adequacy.  These statements are based on management’s current views and assumptions regarding future business performance.  Actual performance may vary due to competitive conditions, levels of marketing spending, economic factors such as energy prices, interest rates, the duration and severity of the economic slow-down or recession in our market area, changes in government regulation or policies  and other factors.

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3380 South Higuera Street ▪ San Luis Obispo, California  93401